UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 20, 2006
XCORPOREAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31608 (Commission File Number)	98-0349685 (IRS Employer Identification No.)
11400 W. Olympic Blvd., Suite 200
Los Angeles, California 90064
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 738-5138
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.
     Effective November 20, 2006, we entered into the stock purchase agreements and registration rights agreements described in Item 3.02 below.
Item 3.02. Unregistered Sales of Equity Securities.
     Effective November 20, 2006, we agreed to issue shares of our common stock at a price of $7.00 per share in private placements to approximately fifty institutional and accredited investors for gross proceeds of approximately $25 million.
     Purchasers included affiliates of our board members Marc Cummins and Jay Wolf. We agreed to pay customary commissions registered broker dealers acting as non-exclusive placement agents in connection with the transaction. The private placements were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering.
     We entered into purchase agreements with each of the purchasers, substantially in the form of Exhibit 99.1 attached hereto and incorporated herein by reference. Each of the purchasers represented their intention to acquire the securities for their own account for investment purposes and not with a view to the distribution thereof other than in accordance with applicable law. Appropriate legends will be affixed to the stock certificates issued in the transaction. All purchasers either received or had access to adequate information concerning the investment.
     We also entered into registration rights agreements with each of the purchasers, substantially in the form of Exhibit 99.2 attached hereto and incorporated herein by reference, pursuant to which the purchasers were granted customary demand registration rights, obligating us to file a registration statement covering the purchased shares within thirty days.
     We reserve the right to accept oversubscriptions for additional amounts. Unless otherwise required by law, we disclaim any obligation to release publicly any updates or changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.
Item 9.01. Financial Statements And Exhibits.
(d)	Exhibits.
10.1	Stock Purchase Agreement

10.2	Registration Rights Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2006	XCORPOREAL, INC.
	By:	/s/ Daniel S. Goldberger
Daniel S. Goldberger
President and Chief Operating Officer